EXHIBIT 99.1
JOINT FILING AGREEMENT
In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the common stock, no par value, of Image Entertainment, Inc., a Delaware corporation, and that this Agreement may be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.
IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of the 17th day of December, 2008.

SLAIGHT COMMUNICATIONS INC.

By:	/s/ David Coriat
David Coriat
Executive Vice President,
Chief Financial Officer and
Corporate Secretary

/s/ Allan Slaight

ALLAN SLAIGHT